EXHIBIT 10.1
ARCADIA RESOURCES, INC.
BOARD OF DIRECTOR COMPENSATION
FOR OCTOBER 1, 2008 TO SEPTEMBER 30, 2009
Approved on November 5, 2008

Annual Board Retainer (Per Director):	$25,000
Board Meeting Fee (Per Director Per Meeting)	$1,500
Annual Committee Chair Retainers:
— Audit Committee Chair	$15,000
— Compensation Committee Chair	$10,000
— Nominating & Governance Committee Chair	$10,000
Annual Audit Committee Member Retainer (Per Member):	$5,000
Committee Meeting Fee (Per Director Per Meeting)	$1,000
Compensation for Meetings on Special Matters (One Time Payment Per Director)	$5,000
Reimbursement for Travel Expenses:	As Incurred
     The above-referenced compensation arrangements are for outside non-employed directors only. The total annual fee for Board and Committee meeting attendance may be lower or higher for certain Board members depending on committee assignments.
•	Forty percent (40%) of the compensation will be payable in options to purchase shares of the Company’s common stock, with the number of options to be granted determined by the Black-Sholes or other modeling technique. Options will vest quarterly and are subject to forfeiture per existing director compensation agreements.

•	Sixty percent (60%) of the compensation will be payable in cash. The cash will be paid in two equal installments on March 31, 2009 and September 30, 2009.